Exhibit 5.1
JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
June 1, 2006
Park-Ohio Holdings Corp.
23000 Euclid Avenue
Cleveland, Ohio 44117
     Re: Registration Statement on Form S-3 Filed by Park-Ohio Holdings Corp.
Ladies and Gentlemen:
     We have acted as counsel for Park-Ohio Holdings Corp., an Ohio corporation (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of: (i) shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”); and (ii) debt securities of the Company (the “Debt Securities”), in one or more series, certain of which may be convertible into or exchangeable for Common Stock, in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Common Stock and the Debt Securities are collectively referred to herein as the “Securities” and each, a “Security.” The Securities may be issued from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The shares of Common Stock, upon receipt by the Company of such lawful consideration therefor having a value not less than the par value thereof as the Company’s Board of Directors (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

2.	The Debt Securities, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

ATLANTA • BEIJING • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • FRANKFURT • HONG KONG
HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MENLO PARK • MILAN • MUNICH • NEW DELHI • NEW YORK
PARIS • PITTSBURGH • SAN FRANCISCO • SHANGHAI • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

JONES DAY
Park-Ohio Holdings Corp.
June 1, 2006

     In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and any Securities, including shares of Common Stock issuable upon conversion, exchange, or exercise of any other security, will have been duly authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unreserved and unissued Common Stock; (iv) the resolutions authorizing the Company to issue, offer and sell the Securities duly adopted by the Company’s Board of Directors will be in full force and effect at all times at which the Securities are offered or sold by the Company; and (v) all Securities will be issued in compliance with applicable federal and state securities laws.
     With respect to any Securities consisting of any series of Debt Securities, we have further assumed that: (i) the definitive terms of each series of Debt Securities will have been established in accordance with the authorizing resolutions of the Company’s Board of Directors (or a duly authorized committee thereof), the Company’s Articles of Incorporation and applicable law; (ii) such Debt Securities will have been issued pursuant to an indenture that has been duly executed and delivered by the Company and the applicable trustee in a form approved by us, and such indenture will have been qualified under the Trust Indenture Act of 1939 and will be governed by and construed in accordance with New York law; (iii) all terms of such Debt Securities not provided for in the applicable indenture will have been established in accordance with the provisions of the applicable indenture and reflected in appropriate documentation approved by us and, if applicable, duly executed and delivered by the Company and the applicable trustee; and (iv) such Debt Securities will be duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable indenture.
     Our opinion set forth in paragraph 2 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
     In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained therein. The opinions expressed herein are limited to the federal securities laws of the United States of America, the laws of the State of New York and

JONES DAY
Park-Ohio Holdings Corp.
June 1, 2006

the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day